EXHIBIT 99.1

Camco Financial Announces First Quarter 2009 Results

CAMBRIDGE, Ohio, April 27, 2009 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the financial services holding company for Advantage Bank, reported today earnings for the quarter ended March 31, 2009 of $235,000 or $0.03 per share compared to a net loss of $15.8 million or $2.20 per share for the quarter ended December 31, 2008 and a net loss of $1.0 million or $0.14 per share during the first quarter of 2008. Total assets at March 31, 2009 were $966.9 million compared to $1.032 billion at March 31, 2008, representing a decrease of 6.3%. During the first quarter of 2009, the Company's two subsidiaries, Advantage Bank and Camco Title Agency were profitable, which together account for approximately 99% of the Company's total assets and loans.

Jim Huston, President and CEO said, "Despite continuing downturns in the economy and turmoil within the financial markets, we are encouraged by these results. Our new management team has been hard at work developing our strategic plan and identifying the new direction of the company. We plan to continue to focus on small victories such as those realized during the quarter in the areas of increased mortgage originations and specifically in March, improvements in overall delinquencies, reductions in nonperforming loans and improvements in our net interest margin."

Net Interest Income

Our quarterly net interest margin declined 4 basis points from prior quarter and 19 basis points from prior year first quarter due to increased non performing loans and refinancing of our existing loan portfolio attributable to the lower interest rate environment, which we have made a strategic decision to sell on the secondary market. Additionally, our interest margin has been impacted by increased repricing within our callable bond investment portfolio. Net interest income for the quarter decreased 5.7% from prior quarter and 9.8% from prior year first quarter. The yield on average earning assets decreased 38 basis points from prior quarter and 121 basis points from prior year in comparison to the 41 basis point and 110 basis point decreases in the cost of interest bearing funds during the same periods. During the month of March 2009, the Company experienced an increase in net interest margin, driven by improvements in our nonperforming loans and overall lowering of our funding costs. Management believes funding costs will continue to decrease due to lower rate repricing, and plans to continue its efforts to decrease nonperforming loans to prevent downward pressure on earning assets that has been evident in this economic downturn.

Noninterest Income

Noninterest income for the first quarter 2009 increased $3.2 million over prior quarter and $644,000 over prior year first quarter. Increases in noninterest income quarter over quarter resulted from increased gain on sale of fixed rate mortgage originations sold on the secondary market and increased loan closings through the Company's title agency subsidiary. An impairment charge recognized against mortgage servicing rights taken during the fourth quarter contributed significantly to the increase in noninterest income between quarters.

Noninterest Expense

Noninterest expense for the quarter decreased $7.6 million from prior quarter and $136,000 from prior year first quarter. The decrease in noninterest expense quarter over quarter resulted from an impairment charge to goodwill and real estate owned taken during the fourth quarter. Absent these charges noninterest expense increased slightly related to departure and recruitment costs of executive level employees.

Balance Sheet Review

Camco's total assets of $966.9 million at March 31, 2009 reflect a decrease of 3.4% from prior quarter and 6.3% from prior year. Loans outstanding at March 31, 2009 were $739.4 million reflecting a 4.3% decline during the quarter and a 7.9% decline from March 31, 2008. Camco's investment portfolio decreased by 3.3% from prior quarter, and was relatively flat from prior year. Cash and cash equivalents increased $3.7 million from year end and $10.0 million year over year reflective of management's strategy to increase on-balance sheet liquidity generated from mortgage payoffs. Deposits, including repurchase agreements, totaled $736.1 million, a decrease of 1.2% from prior quarter and 2.0% from prior year. Shareholders' equity at March 31, 2009 was $72.3 million compared to $71.7 million at December 31, 2008 and $86.5 million at March 31, 2008.

Asset Quality

Nonperforming loans continue to be a strain on the Company as balances in this area increased during the first quarter 2009. Camco's total nonperforming loans were $57.7 million at March 31, 2009 compared to $51.1 million at December 31, 2008 and $28.4 million at March 31, 2008. Throughout the quarter, our Credit Administration unit has continued to implement aggressive strategies to decrease our non-performing loans. Jim Huston said, "Our non performing loans continue to be a primary focus of our Board of Directors and our management team. While we have seen increases in these numbers from the end of year, we are beginning to see the results of our relentless effort, as we experienced decreases of $914,000 from February to March in our non performing loans."

Foreclosed properties increased during the first quarter 2009 to $10.7 million from the $8.9 million at December 31, 2008 and the $7.9 million at March 31, 2008, as the legal system remains strained due to current economic conditions and Camco continues working through a prolonged foreclosure process. Sales of foreclosed properties during the first quarter 2009 totaled $1.4 million while new foreclosed properties totaled $1.9 million. Our nonperforming loans and foreclosed properties remain concentrated in our Cincinnati and Columbus markets.

Net loans charged-off for the quarter totaled $535,000 or 0.30% of average loans annualized. This was a decrease from prior quarter 1.48% of average loans annualized and decreased from the .55% for prior year first quarter. Allocations to loan loss reserve were $648,000 for the quarter ended March 31, 2009 compared to $11.0 million for the quarter ended December 31, 2008 and $2.3 million for the quarter ended March 31, 2008. Our loan loss reserve as a percentage of total loans outstanding at March 31, 2009 was 2.19% an increase of 11 basis points from 2.08% at December 31, 2008, and an increase from the 0.99% at March 31, 2008. The adequacy of our loan loss reserve is analyzed quarterly and adjusted as necessary with a focus on maintaining appropriate reserves for potential loss.

About Camco Financial Corporation:

Camco Financial Corporation, Holding Company of Advantage Bank, is a multi-state financial services Holding Company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia. Additional information about Camco Financial Corporation may be found on the Company's web sites: http://www.camcofinancial.com and http://www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                     Camco Financial Corporation
      Condensed Consolidated Statements of Financial Condition
   (In thousands, except for per share data and shares outstanding)

           (Unaudited) (Unaudited) (Unaudited) (Unaudited) (Unaudited)
             3/31/09     12/31/08    9/30/08     6/30/08     3/31/08
             -------     --------    -------     -------     -------
 Assets
 ------
  Cash and
   Cash
   Equiv-
   alents       56,008      52,285      44,207      46,113      45,953
  Invest-
   ments        95,506      98,758     100,353      95,312      94,721

  Loans
   Held for
   Sale          4,340       2,185       2,828         387       1,429

  Loans
   Receiv-
   able        739,435     772,388     789,113     798,760     803,158
  Allowance
   for Loan
   Loss        (15,860)    (15,747)     (7,465)     (8,174)     (7,853)
               -------     -------      ------      ------      ------
   Loans
    Receiv-
    able,
    Net        723,575     756,641     781,648     790,586     795,305

  Goodwill          --          --       6,683       6,683       6,683
  Other
   Assets       87,460      90,577      90,266      88,403      88,126
                ------      ------      ------      ------      ------

 Total
   Assets     $966,889  $1,000,446  $1,025,985  $1,027,484  $1,032,217
              ========  ==========  ==========  ==========  ==========

 Liabil-
  ities
 -------
  Deposits     720,264     723,956     730,590     731,059     730,780
  Borrowed
   Funds       158,564     183,833     189,866     193,358     194,660
  Other
   Liabil-
   ities        15,799      20,957      18,950      17,182      20,314
                ------      ------      ------      ------      ------

 Total
  Liabil-
   ities       894,627     928,746     939,406     941,599     945,754

 Stock-
  holders'
  Equity        72,262      71,700      86,579      85,885      86,463
                ------      ------      ------      ------      ------

 Total
  Liabil-
  ities and
  Stock-
  holders'
  Equity      $966,889  $1,000,446  $1,025,985  $1,027,484  $1,032,217
              ========  ==========  ==========  ==========  ==========

 Stock-
  holders'
  Equity to
  Total
  Assets          7.47%       7.17%       8.44%       8.36%       8.38%

 Total
  Shares
  Out-
  standing   7,155,595   7,155,595   7,155,595   7,155,595   7,155,595

 Book Value
  Per Share     $10.10      $10.02      $12.10      $12.00      $12.08

                        Camco Financial Corporation
            Condensed Consolidated Statements of Operations
                          Quarterly Information
    (In thousands, except for per share data and shares outstanding)

             3 Months    3 Months    3 Months    3 Months    3 Months
              Ended       Ended       Ended       Ended       Ended
             3/31/09     12/31/08    9/30/08     6/30/08     3/31/08
           (Unaudited) (Unaudited) (Unaudited) (Unaudited) (Unaudited)
           ----------- ----------- ----------- ----------- -----------
 Interest
  Income:
  Loans         10,567      11,752      12,503      12,667      13,524
  Mortgage-
   backed
   secur-
   ities           664         702         703         701         634
  Investment
   secur-
   ities           311         428         391         368         442
  Interest-
   bearing
   deposits
   and other       345         395         510         579         484
           -----------------------------------------------------------
   Total
    Interest
    Income      11,887      13,277      14,107      14,315      15,084
           -----------------------------------------------------------

 Interest
  Expense:
  Deposits       4,473       5,188       5,419       5,720       6,401
  Borrowings     1,569       1,892       2,022       2,129       2,203
           -----------------------------------------------------------
   Total
    Interest
    Expense      6,042       7,080       7,441       7,849       8,604
           -----------------------------------------------------------
 Net
  Interest
  Income         5,845       6,197       6,666       6,466       6,480

 Provision
  for Losses
  on Loans         648      11,031         590         850       2,322
           -----------------------------------------------------------
 Net
  Interest
  Income
  After
  Provision
  for Loan
  Losses         5,197      (4,834)      6,076       5,616       4,158
           -----------------------------------------------------------

 Noninterest
  Income:
  Rent and
   other           461         282         310         327         352
  Loan
   servicing
   fees            316         325         332         321         330
  Service
   charges
   and other
   fees on
   deposits        501         590         618         598         581
  Gain on
   sale of
   loans           369          61         127          57         119
  Mortgage
   servicing
   rights           60      (2,740)        163         261        (309)
  Gain
   (loss) on
   sale of
   invest-
   ment, mbs
   & fixed
   assets           --          --          --          --           3
  Income on
   CSVL
   (BOLI)          256         254         254         249         243
           -----------------------------------------------------------
   Total
    nonin-
    terest
    income       1,963      (1,228)      1,804       1,813       1,319
           -----------------------------------------------------------

 Noninterest
  expense:
  Employee
   compen-
   sation
   and
   benefits      3,476       3,289       3,151       3,271       3,568
  Occupancy
   and
   equip-
   ment            782         828         827         826         893
  Data
   process-
   ing             307         332         293         299         228
  Adver-
   tising          172         219         229         294         196
  Franchise
   taxes           268         297         285         273         347
  Merger /
   Acqui-
   sition            4         171         196         261          --
  Other
   oper-
   ating         1,994       2,734       1,605       1,662       1,907
  Goodwill
   Impair-
   ment             --       6,683          --          --          --
           -----------------------------------------------------------
   Total
    nonint-
    erest
    expense      7,003      14,553       6,586       6,886       7,139
           -----------------------------------------------------------

 Earnings
  before
  provision
  for
  income
  taxes            157     (20,615)      1,294         543      (1,662)
  Provision
   for
   income
   taxes           (78)     (4,852)        225         170        (659)
           -----------------------------------------------------------
 Reported
  Net
  Income           235     (15,763)      1,069         373      (1,003)
           -----------------------------------------------------------
 Net
  Earnings
  (loss)           235     (15,763)      1,069         373      (1,003)
           ===========================================================

 Earnings
  (Loss)
  Per Share
  Reported:
      Basic      $0.03      ($2.20)      $0.15       $0.05      ($0.14)
    Diluted      $0.03      ($2.20)      $0.15       $0.05      ($0.14)

      Basic
   Weighted
  Number of
     Shares
       Out-
   standing  7,192,817   7,155,595   7,155,595   7,155,595   7,155,595
    Diluted
   Weighted
  Number of
     Shares
       Out-
   standing  7,192,817   7,155,595   7,162,566   7,164,018   7,155,595

                     Camco Financial Corporation
                   Selected Ratios and Statistics
                Periods Ended March 31, 2009 and 2008
  (In thousands, except for per share data and shares outstanding)

                                                3 Months    3 Months
                                                  Ended       Ended
                                                 3/31/09     3/31/08
                                               (Unaudited) (Unaudited)
                                               ----------- -----------
 Return on average equity                             1.31%      -4.57%

 Return on average assets                             0.10%      -0.39%

 Interest rate spread                                 2.51%       2.62%

 Net interest margin                                  2.62%       2.81%

 Yield on earning assets                              5.33%       6.54%

 Cost of deposits                                     2.61%       3.80%

 Cost of borrowings                                   3.70%       4.33%

 Total cost of interest bearing liabilities           2.82%       3.92%

 Noninterest expense to average assets                2.84%       2.78%

 Efficiency ratio                                    89.69%      91.54%

 Nonperforming assets to total assets                 6.59%       3.29%

 Non performing loans to total net loans including
  loans held for sale                                 7.97%       3.56%

 Allowance for loan losses to total loans             2.19%       0.99%

 Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

                                   Camco Financial Corporation
                                   Averages for Quarters Ended
                                     March 31, 2009 and 2008
                        (In thousands, except for per share data and
                                      shares outstanding)

                       -----------------------------------------------
                           March 31, 2009          March 31, 2008
                       -----------------------------------------------
                       Average         Yield/   Average          Yield/
                       Balance Interest Rate    Balance  Interest Rate
                       -----------------------------------------------
 Interest - Earning
  Assets:
  Loans receivable
   - net (1)           704,211  10,567  6.00%    787,903  13,524  6.87%
  Securities (2)        94,220     975  4.14%     93,409   1,076  4.61%
  FHLB Stock            29,888     338  4.52%     28,816     375  5.21%
  Other interest
   bearing accounts     64,493       7  0.04%     12,196     109  3.57%
                       -----------------------------------------------
   Total interest
    earning assets     892,812  11,887  5.33%    922,324  15,084  6.54%
                       -----------------------------------------------

 Noninterest-earning
  assets                92,221                   103,551
                       -------                 ---------
 Total Assets          985,033                 1,025,875
                       =======                 =========

 Interest-Bearing
  Liabilities:
  Deposits             685,870   4,473  2.61%    674,473   6,401  3.80%
  Advances &
   Borrowings          169,723   1,569  3.70%    203,526   2,203  4.33%
                       -----------------------------------------------
   Total interest
    -bearing
    liabilities        855,593   6,042  2.82%    877,707   8,604  3.92%
                       -----------------------------------------------

 Noninterest-bearing
  sources:
  Noninterest-bearing
   liabilities          57,511                    60,368
  Shareholders' equity  71,929                    87,800
                       -------                 ---------
 Total Liabilities and
  Shareholders' Equity 985,033                 1,025,875
                       =======                 =========

                                        ----                      ----
 Net Interest margin                    2.62%                     2.81%
                                        ====                      ====

                                 -----------              ------------
 Net Interest Income & Spread    5,845  2.51%              6,480  2.62%
                                 ===========              ============

 (1) Includes LHFS but does not include ALLL and Non-Accrual Loans
 (2) Includes securities designated as available for sale

CONTACT:  Camco Financial Corporation
          James E. Huston, CEO
            jhuston@advantagebank.com
          James E. Brooks, CFO
            jbrooks@advantagebank.com
          740-435-2020